UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2020

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36441	46-4702118
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway,	Short Hills,	New Jersey	07078
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code:  (973) 924-5100

Not Applicable
_________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ISBC	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As of the close of business on April 3, 2020 (the “Effective Time”), Investors Bancorp, Inc. (“Investors Bancorp”) consummated its acquisition of Gold Coast Bancorp, Inc. (“Gold Coast Bancorp”) pursuant to the Agreement and Plan of Merger, dated as of July 24, 2019, by and between Investors Bancorp and Gold Coast Bancorp (the “Merger Agreement”). At the Effective Time, Gold Coast Bancorp merged with and into Investors Bancorp, with Investors Bancorp continuing as the surviving corporation (the “Merger”), and shortly thereafter, Gold Coast Bank, a New York-chartered commercial bank and previously a wholly-owned subsidiary of Gold Coast Bancorp (“Gold Coast Bank”), merged with and into Investors Bank, a New Jersey-chartered commercial bank and a wholly-owned subsidiary of Investors Bancorp (“Investors Bank”), with Investors Bank continuing as the surviving bank (the “Bank Merger” and, collectively, with the Merger, the “Mergers”).

Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Gold Coast Bancorp common stock issued and outstanding immediately prior to the Effective Time was converted into and became the right to receive, at the election of the Gold Coast Bancorp shareholder, (i) $15.75 in cash (the “Cash Consideration”); (ii) 1.422 shares of common stock of Investors Bancorp (“Investors Bancorp Common Stock”); or (iii) a combination of cash and Investors Bancorp Common Stock, subject to proration to ensure that in the aggregate, 50% of the transaction consideration will be paid in the form of Investors Bancorp Common Stock. Elections for shares of Investors Bancorp Common Stock were undersubscribed and are therefore subject to adjustment pursuant to the terms of the Merger Agreement. As a result of the adjustment required by the undersubscription of stock elections, former Gold Coast Bancorp shareholders will receive an aggregate of approximately 2.8 million shares of Investors Bancorp Common Stock and an aggregate of approximately $31.0 million in cash, which does not include cash in lieu of fractional shares. Each former Gold Coast Bancorp shareholder who would otherwise have been entitled to receive a fraction of a share of Investors Bancorp Common Stock in the Merger will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled to receive by (ii) $8.104 (the average of the daily closing sales price of a share of Investors Bancorp Common Stock as reported on the Nasdaq Global Select Market for the five trading days beginning March 26, 2020 and ending April 1, 2020).

Pursuant to the terms of the Merger Agreement, all stock options to purchase Gold Coast Bancorp common stock outstanding immediately prior to the Effective Time, which we refer to as “old stock options,” were forfeited or, if the holders executed and delivered prior to the Effective Time an option cancellation agreement, in form and substance reasonably satisfactory to Investors Bancorp, cancelled in exchange for a payment by Investors Bancorp equal to (x) the number of shares of Gold Coast Bancorp common stock covered by the old stock option immediately prior to the Effective Time multiplied by (y) the amount by which the Cash Consideration exceeds the exercise price of such old stock option. Investors Bancorp expects to pay approximately $1,291,784 in the aggregate in connection with the cancellation of the old stock options.

The foregoing description of the Mergers and the transactions contemplated by the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, attached as Exhibit 2.1 to the Investors Bancorp Current Report on Form 8-K filed on July 30, 2019, which is incorporated by reference in this Item 8.01.

On April 3, 2020, Investors Bancorp disseminated a press release announcing the closing of the Mergers. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 8.01. In addition, on April 4, 2020, Investors Bank successfully converted Gold Coast Bank’s core operating system onto Investors Bank’s core operating system.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Investors Bancorp, Inc. dated April 3, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: April 8, 2020	By:	/s/ Brian Doran
Brian Doran
Executive Vice President and General Counsel